Filed Pursuant to Rule 433
Registration No. 333-132504
September 14, 2006

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

Time Warner Telecom Announces Common Stock Offering By Principal Stockholders

LITTLETON, Colo.—September 14, 2006—Time Warner Telecom Inc. (Nasdaq: TWTC), a leading provider of managed voice and data networking solutions for businesses, today announced that its principal stockholders commenced an underwritten public offering of 27,500,000 shares of its Class A common stock plus an option to purchase up to an additional 4,125,000 shares to cover over-allotments, if any. All of the shares being offered are currently owned by subsidiaries of Time Warner Inc. (NYSE: TWX) and by Advance Telecom Holdings Corporation and Newhouse Telecom Holdings Corporation. The Company will not receive any cash proceeds from the offering.

Deutsche Bank Securities Inc., Lehman Brothers Inc. and J.P. Morgan Securities Inc. are joint bookrunning managers. Interested parties may obtain a written prospectus from Deutsche Bank Securities Inc. at 1251 Avenue of the Americas, 25th Floor, New York, NY 10020.

The Company has filed a registration statement on Form S-3 (File No. 333-132504) (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for this offering and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related prospectus supplement if you request it by calling toll-free 1-800-503-4611.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality, service, and improved business productivity. Please visit www.twtelecom.com for more information.